Exhibit 10.2

METHODE ELECTRONICS, INC. 2010 STOCK PLAN

1.                                      Preamble.

Methode Electronics, Inc., a Delaware corporation (the “Company”), hereby establishes the Methode Electronics, Inc. 2010 Stock Plan (the “Plan”) as a means whereby the Company may, through awards of (i) incentive stock options (“ISOs”) within the meaning of Section 422 of the Code, (ii) non-qualified stock options (“NSOs”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock (“Restricted Stock”); (v) restricted stock units (“Restricted Stock Units”) and (vi) performance share units (“Performance Share Units”):

(a)                                 provide selected officers, directors and key employees with additional incentive to promote the success of the Company’s business;

(b)                                 encourage such persons to remain in the service of the Company; and

(c)                                  enable such persons to acquire proprietary interests in the Company.

The provisions of this Plan do not apply to or affect any option, stock appreciation right, restricted stock, restricted stock unit or performance share unit award hereafter granted under any other stock plan of the Company, and all such option, stock appreciation right, restricted stock, restricted stock unit or performance share unit awards shall be governed by and subject to the applicable provisions of the plan under which they will be granted.

2.                                      Definitions and Rules of Construction.

2.01                                 Definitions.

(a)                                 “Affiliate” means any entity in which, in the opinion of the Committee, the Company has a significant economic interest during any period.

(b)                                 “Award” means the grant of Options, SARs, Restricted Stock, Restricted Stock Units, and/or Performance Share Units to a Participant.

(c)                                  “Award Date” means the date upon which an Award is granted to a Participant under the Plan.

(d)                                 “Board” or “Board of Directors” means the board of directors of the Company.

(e)                                  “Cause” means:

(i)                                     Participant’s conviction of a felony;

(ii)           Participant’s commission of any act or acts of personal dishonesty intended to result in substantial personal enrichment to Participant to the detriment of the Company;

(iii)          repeated violations of Participant’s responsibilities which are demonstrably willful and deliberate, provided that such violations have continued more than ten (10) days after the Board of Directors of the Company has given written notice of such violations and of its intention to terminate Participant’s employment because of such violations;

(iv)          any willful misconduct by the Participant which affects the business reputation of the Company;

(v)           breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Affiliate or Subsidiary; or

(vi)          Participant’s violation of the Company’s code of conduct.

The Participant shall be considered to have been discharged for “Cause” if the Company determines, within thirty (30) days after the Participant’s resignation, that discharge for Cause was warranted.

(f)                                   “Change of Control” shall be deemed to have occurred on the first to occur of any of the following as a result of one transaction or a series of transactions:

(i)                                     the date any one “person” or more than one person acting as a “group” (as such terms are used in the Exchange Act) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s)) ownership of Common Stock possessing 30% or more of the total voting power of the Common Stock of the Company;

(ii)           the date a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; or

(iii)          the date any one “person” or more than one person acting as a “group” (as such terms are used in the Exchange Act) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the Fair Market Value or total voting power of the Common Stock of the Company.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Section

409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor thereto.

(h)                                 “Committee” means the Compensation Committee of the Board of Directors.

(i)                                     “Common Stock” means common stock of the Company, par value $.50 per share.

(j)                                    “Company” means Methode Electronics, Inc., a Delaware corporation, and any successor thereto.

(k)                                 “Exchange Act” means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

(l)                                     “Fair Market Value” means as of any date, the closing price for the Common Stock on that date, or if no sales occurred on that date, the next trading day on which actual sales occurred (as reported on the New York Stock Exchange Composite Tape or any securities exchange or automated quotation system of a registered securities association on which the Common Stock is then traded or quoted).

(m)                             “Family Members” mean with respect to an individual, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the individual’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the individual) control the management of assets, and any other entity in which these persons (or the individual) own more than 50% of the voting interests.

(n)                                 “ISO” means an incentive stock option within the meaning of Section 422 of the Code.

(o)                                 “NSO” means a non-qualified stock option which is not intended to qualify as an incentive stock option under Section 422 of the Code.

(p)                                 “Option” means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

(q)                                 “Option Price” means the price per share of Common Stock at which an Option may be exercised.

(r)                                    “Participant” means an individual to whom an Award has been granted under the Plan.

(s)                                   “Performance Share Unit” means a unit awarded to a Participant pursuant to Section 11 of this Plan.

(t)                                    “Plan” means the Methode Electronics, Inc. 2010 Stock Plan, as set forth herein and from time to time amended.

(u)                                 “Restricted Stock” means the Common Stock awarded to a Participant pursuant to Section 9 of this Plan.

(v)                                 “Restricted Stock Unit” means a unit awarded to a Participant pursuant to Section 9 of this Plan evidencing the right of a Participant to receive a fixed number of shares of Common Stock at some future date.

(w)                               “SAR” means a stock appreciation right issued to a Participant pursuant to Section 10 of this Plan.

(x)                                 “SEC” means the Securities and Exchange Commission.

(y)                                 “Subsidiary” means any entity during any period of which the Company owns or controls more than 50% of:

(i)                                     the outstanding capital stock, or

(ii)           the combined voting power of all classes of stock.

2.02                                 Rules of Construction.

(a)                                 Governing Law and Venue.  The construction and operation of this Plan are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction, and any litigation arising out of this Plan shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

(b)                                 Undefined Terms.  Unless the context requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.

(c)                                  Headings.  All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

(d)                                 Conformity with Section 162(m).  Any Awards issued to covered employees (as defined in Section 162(m) of the Code) with any of the performance criteria listed in Section 6 are intended to qualify as performance-based compensation under Section 162(m) of the Code to which the applicable remuneration limits of Section 162(m)(1) of the Code do not apply, and all provisions of the Plan relating to such Awards shall be construed in conformity with this intention.

(e)                                  Conformity with Section 409A.  Awards under the Plan are intended to comply with Section 409A of the Code or an exception to Section 409A of the Code, and all provisions of the Plan shall be construed in conformity with this intention.  To the extent required by Section 409A of the Code, any reference to “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Section 409A of the Code unless such event also constitutes a “separation from service” within the meaning of Section 409A of the Code.

If a Participant is a “specified employee” within the meaning of Section 409A of the Code (and as applied according to procedures of the Company and its Affiliates) as of the Participant’s separation from service, to the extent any payment under this Plan constitutes deferred compensation within the meaning of Code (after taking into account any applicable exemptions from Section 409A of the Code) that is payable upon a separation from service, then, to the extent required by Section 409A of the Code, no payments due under this Plan may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, on the first day of the seventh month following the Participant’s separation from service.

Notwithstanding any provision of the Plan or any agreement evidencing an Award to the contrary, in the event that the Committee determines that any Award may not or does not comply with Section 409A of the Code, the Board of Directors or the Committee may adopt such amendments to the Plan and the agreement evidencing the affected Award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee or Board of Directors, as applicable, determines are necessary or appropriate to comply with the requirements of Section 409A of the Code.  If this Plan or an Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its Affiliates shall have any liability for any tax penalty or interest imposed on a Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Section 409A of the Code.

(f)                                   Conformity with Section 422.  Any ISOs issued under this Plan are intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention.  Any NSOs issued under this Plan are not intended to qualify as incentive stock options described in Section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

(g)                                  Gender.  Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons of any gender.

(h)                                 Singular and Plural.  Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

(i)                                     Severability.  If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.                                      Stock Subject to the Plan.

Subject to adjustment as provided in Section 15 hereof, the aggregate number of shares of Common Stock for which Awards may be issued under this Plan may not exceed 2,000,000 shares.  Reserved shares may be either authorized but unissued shares or treasury shares, in the Board’s discretion.  If any Award shall terminate, expire, be cancelled or forfeited as to any number of shares of Common Stock, new Awards may thereafter be awarded with respect to such shares.  Notwithstanding the foregoing, the total number of shares of Common Stock with respect to which Awards may be granted to any Participant in any calendar year shall not exceed 340,000 shares (subject to adjustment as provided in Section 15 hereof).

4.                                      Administration.

The Committee shall administer the Plan.  All determinations of the Committee are made by a majority vote of its members.  The Committee’s determinations are final and binding on all Participants.  In addition to any other powers set forth in this Plan, the Committee has the following powers:

(a)           to construe and interpret the Plan;

(b)           to establish, amend and rescind appropriate rules and regulations relating to the Plan;

(c)           subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the form of agreements which evidence such Awards, the number of Options, Restricted Stock, Restricted Stock Units, Performance Share Units and/or SARs to be subject to each Award, the Option Price, the vesting schedule (including any performance targets to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 21 hereof, to amend or modify any of the terms of outstanding Awards provided, however, that except as permitted by Section 15.01, no outstanding Award may be repriced, whether through cancellation of the Award and the grant of a new Award, or the amendment of the Award, without the approval of the stockholders of the Company;

(d)           to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;

(e)           generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable; and

(f)            to determine the form in which tax withholding under Section 18 of this Plan will be made (i.e., cash, Common Stock or a combination thereof).

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

5.                                      Eligible Participants.

Present and future directors, officers and key employees of the Company or any Subsidiary shall be eligible to participate in the Plan.  The Committee from time to time shall select those officers, directors and key employees of the Company and any Subsidiary of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the number, if any, of ISOs, NSOs, SARs, Restricted Stock Units, Performance Share Units and shares of Restricted Stock or any combination thereof, to be awarded to each Participant.

6.                                      Performance Criteria (162(m) Awards).

Subject to the terms of the Plan, the Committee, in its discretion, may make the grant or vesting of an Award to a covered employee (as defined in Section 162(m) of the Code and the regulations thereunder), or any other Participant who is a key employee of the Company or a Subsidiary and is identified as a covered employee in the agreement evidencing the Award, subject to performance criteria (a “162(m) Award”).  All 162(m) Awards shall be granted by the Committee when composed of two or more outside directors, as prescribed by Section 162(m) of the Code and the regulations thereunder.  The Committee shall certify that the performance goals and other material terms have been satisfied before payment of a 162(m) Award is made.  All 162(m) Awards shall be paid solely on account of the attainment of one or more pre-established, objective performance goals, which goals shall be established on a timely basis, in conformity with the timing requirements of Section 162(m) of the Code.  Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such performance goals or to increase the amount payable pursuant to a 162(m) Award after the performance goals have been established; provided, however, the Committee may, in its sole discretion, reduce the amount that would otherwise be payable with respect to any 162(m) Award; and provided further that the Committee shall have the authority, to the extent consistent with the “qualified performance-based compensation” exception of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e), to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Permissible performance goals include any one of the following or combination thereof which may be applicable on a Company-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures:

(a)                                 meeting specific targets for or growth in:

(1)                                 stock price,

(2)                                 net sales (dollars or volume),

(3)                                 cash flow,

(4)                                 operating income,

(5)                                 net income,

(6)                                 earnings per share,

(7)                                 earnings before taxes,

(8)                                 earnings before interest and taxes,

(9)                                 earnings before interest, taxes, depreciation and amortization (EBITDA),

(10)                          internal enterprise value (the product of the last twelve (12) months EBITDA times the “historic multiple of EBITDA” adjusted for cash, short-term investments, debt and preferred stock on hand at the end of the measurement period.The “historic multiple of EBITDA” is determined by dividing (i) the product of the average price per share of Common Stock for the year of measurement (adjusted for cash, short-term investments, debt and preferred stock on hand at the end of the measurement period) times the average number of shares of Common Stock outstanding during the year of measurement, by (ii) the actual EBITDA for the corresponding year.  Internal enterprise value can be based on a gross value or a per share of Common Stock basis), or

(11)                          external enterprise value (the fair market value per share of Common Stock as determined by a bona fide offer for the purchase of the Company’s Common Stock outstanding (including any stock equivalents convertible to Common Stock));

(b)                                 return on:

(1)                                 net sales,

(2)                                 assets or net assets, or

(3)                                 invested capital;

(c)                                  management of:

(1)                                 working capital,

(2)                                 expenses,

(3)                                 cash flow,

(4)                                 debt or debt service, or

(5)                                 leverage;

(d)                                 meeting specific targets for or growth in:

(1)                                 productivity,

(2)                                 specified product lines,

(3)                                 market share,

(4)                                 product development,

(5)                                 customer service or satisfaction,

(6)                                 employee satisfaction,

(7)                                 strategic innovation, or

(8)                                 acquisitions;

(e)                                  specific personal performance improvement objectives relative to:

(1)                                 formal education,

(2)                                 executive training,

(3)                                 leadership training, or

(4)                                 succession planning;

(f)                                   any other criteria established by the Committee (but only if such other criteria are approved by the stockholders).

The material terms of this Plan shall be disclosed and approved by stockholders prior to payment of any 162(m) Award, in conformity with the requirements under Section 162(m) of the Code.  Notwithstanding anything to the contrary contained herein, no Participant may be granted more than 340,000 shares (subject to adjustment as provided in Section 15 hereof) in any calendar year pursuant to a 162(m) Award made under the Plan.  Any 162(m) Award that fails to meet the requirements under this Section 6 or the requirements under Section 162(m) and its regulations shall not be nullified or voided.  Instead, the Company may delay payment of such a 162(m) Award until the first date on which the Company anticipates or reasonably should anticipate that, if the payment were made on such date, the deduction with respect to such payment would no longer be restricted due to the application of Section 162(m) of the Code.

7.                                      Terms and Conditions of Non-Qualified Stock Option Awards.

Subject to the terms of the Plan, the Committee, in its discretion, may award an NSO to any Participant.  Each NSO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee in such agreement, each NSO shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

7.01                                 Option Period.  Each NSO will expire as of the earliest of:

(a)                                 the date on which it is forfeited under the provisions of Sections 13.01 and 13.03;

(b)                                 ten (10) years from the Award Date;

(c)                                  in the case of a Participant who is an employee of the Company or a Subsidiary, three (3) months after the Participant’s termination of employment with the Company and its Subsidiaries and Affiliates for any reason other than for Cause or death or total and permanent disability;

(d)                                 in the case of a Participant who is a member of the board of directors of the Company or a Subsidiary or Affiliate, but not an employee of the Company, a Subsidiary or an Affiliate, three (3) months after the Participant’s termination as a member of the board for any reason other than for Cause or death or total and permanent disability;

(e)                                  immediately upon the Participant’s termination of employment with the Company and its Subsidiaries and Affiliates or service on a board of directors of the Company or a Subsidiary or Affiliate for Cause;

(f)                                   twelve (12) months after the Participant’s death or total and permanent disability; or

(g)                                  any other date specified by the Committee when the NSO is granted.

The periods set forth above shall be tolled during any period for which employees of the Company are prohibited by the Company from engaging in transactions in the Company’s securities.

7.02                                 Option Price.  At the time granted, the Committee shall determine the Option Price of any NSO, which shall be no less than 100% of the Fair Market Value of the Common Stock subject to the NSO on the Award Date and in the absence of such determination, the

Option Price shall be 100% of the Fair Market Value of the Common Stock subject to the NSO on the Award Date.

7.03                                 Vesting.  Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, NSO Awards shall vest in accordance with Sections 13.01 and 13.03.

7.04                                 Other Option Provisions.  The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

8.                                      Terms and Conditions of Incentive Stock Option Awards.

Subject to the terms of the Plan, the Committee, in its discretion, may award an ISO to any employee of the Company or a Subsidiary.  Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

8.01                                 Option Period.  Each ISO will expire as of the earliest of:

(a)                                 the date on which it is forfeited under the provisions of Section 13.01 and 13.03;

(b)                                 ten (10) years from the Award Date, except as set forth in Section 8.02 below;

(c)                                  immediately upon the Participant’s termination of employment with the Company and its Subsidiaries for Cause;

(d)                                 three (3) months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause or death or total and permanent disability;

(e)                                  twelve (12) months after the Participant’s death or total and permanent disability; or

(f)                                   any other date (within the limits of the Code) specified by the Committee when the ISO is granted.

The periods set forth above shall be tolled during any period for which employees of the Company are prohibited by the Company from engaging in transactions in the Company’s securities.  Notwithstanding the foregoing provisions granting discretion to the Committee to determine the terms and conditions of ISOs, such terms and conditions shall meet the requirements set forth in Section 422 of the Code or any successor thereto.

8.02                                 Option Price and Expiration.  The Option Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than 100% of the Fair Market Value of the Common Stock subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the Option Price shall be at least 110% of the Fair Market Value of the Common Stock subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five (5) years from the Award Date.

8.03            Vesting.  Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, ISO Awards shall vest in accordance with Sections 13.01 and 13.03.

8.04            Other Option Provisions.  The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Code Section 422 and the regulations thereunder.

8.05            $100,000 Limitation.  To the extent required by Section 422 of the Code, if the aggregate Fair Market Value (determined as of the time of grant) of Common Stock with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan and all other plans of the Company and its Subsidiaries) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as NSOs.

9.                                       Terms and Conditions of Restricted Stock or Restricted Stock Unit Awards.

Subject to the terms of the Plan, the Committee, in its discretion, may award Restricted Stock or Restricted Stock Units to any Participant.  Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an agreement, in such form as is approved by the Committee, and all shares of Common Stock awarded to Participants under the Plan as Restricted Stock and all Restricted Stock Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)                                  Restricted Period.  Except as permitted by Section 16 hereof, shares of Restricted Stock awarded under this Section 9 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest, and Restricted Stock Units may not be sold, assigned, transferred, pledged, or otherwise encumbered at any time.

(b)                                 Vesting.  Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Awards of Restricted Stock and Restricted Stock Units under this Section 9 shall vest in accordance with Sections 13.01 and 13.03.

(c)                                  Certificate Legend for Restricted Stock Awards.  Each certificate issued in respect of shares of Restricted Stock awarded under this Section 9 shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in Section 9 of the Methode Electronics, Inc. 2010 Stock Plan and an Agreement entered into between the registered owner and Methode Electronics, Inc.  Copies of such Plan and Agreement are on file at the principal office of Methode Electronics, Inc.”

(d)                                 Restricted Stock Units.  In the case of an Award of Restricted Stock Units, no shares of Common Stock or other property shall be issued at the time such Award is granted.  Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units (or at such other later time as may be determined by the Committee), shares of Common Stock shall be issued to the holder of the Restricted Stock Units and evidenced in such manner as the Committee may deem appropriate.

10.                                 Terms and Conditions of Stock Appreciation Right Awards.

The Committee may, in its discretion, grant an SAR to any Participant under the Plan.  Each SAR shall be evidenced by an agreement between the Company and the Participant, and may relate to and be associated with all or any part of a specific ISO or NSO.  An SAR shall entitle the Participant to whom it is granted the right, so long as such SAR is exercisable and subject to such limitations as the Committee shall have imposed, to surrender any then exercisable portion of his SAR and, if applicable, the related ISO or NSO, in whole or in part, and receive from the Company in exchange, without any payment of cash (except for applicable employee withholding taxes), that number of shares of Common Stock having an aggregate Fair Market Value on the date of surrender equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of surrender over the Fair Market Value of the Common Stock on the date the SARs were issued, or, if the SARs are related to an ISO or an NSO, the per share Option Price under such ISO or NSO on the Award Date, and (ii) the number of shares of Common Stock subject to such SAR, and, if applicable, the related ISO or NSO or portion thereof which is surrendered.

Except as otherwise determined by the Committee and set forth in the agreement evidencing an Award, an SAR granted in conjunction with an ISO or NSO shall terminate on the same date as the related ISO or NSO and shall be exercisable only if the Fair Market Value of a share of Common Stock exceeds the Option Price for the related ISO or NSO, and then shall be exercisable to the extent, and only to the extent, that the related ISO or NSO is exercisable.  The Committee may at the time of granting any SAR add such additional conditions and limitations to the SAR as it shall deem advisable, including, but not limited to, limitations on the period or periods within which the SAR shall be exercisable and the maximum amount of appreciation to be recognized with regard to such SAR.  Any ISO or NSO or portion thereof which is surrendered with an SAR shall no longer be exercisable.  An SAR that is not granted in conjunction with an ISO or NSO shall terminate on such date as is specified by the Committee in the agreement evidencing the SAR and shall vest in accordance with Section 13.01 and 13.03.  The Committee, in its sole discretion, may allow the Company to settle all or part of the Company’s obligation arising out of the exercise of an SAR by the payment of cash equal to the aggregate Fair Market Value of the shares of Common Stock which the Company would otherwise be obligated to deliver, less the withholding required under Section 18 hereof.

11.                                 Terms and Conditions of Performance Share Unit Awards.

Subject to the terms of the Plan, the Committee, in its discretion, may award Performance Share Units to any Participant.  Each Award of Performance Share Units shall be evidenced by an agreement, in such form as is approved by the Committee, and all shares of Common Stock awarded to Participants under the Plan as Performance Share Units shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)                                  In the case of an Award of Performance Share Units, no shares of Common Stock or other property shall be issued at the time such Award is granted.  Upon the achievement of specified performance goals, which goals may include (but are not required to include) the criteria outlined in Section 6 above, shares of Common Stock shall be issued to the holder of the Performance Share Units and evidenced in such manner as the Committee may deem appropriate.

(b)                                 The Committee may elect in its sole discretion, without further approval of the stockholders, to pay to the grantee of any Performance Share Unit Award, in lieu of delivering all or any part of the Common Stock that would be otherwise delivered to the Participant, a cash amount equal to the aggregate Fair Market Value of such Common Stock that would otherwise be delivered, less all amounts as may be required by law to be withheld in the manner contemplated by Section 18 hereof.

12.                                 Manner of Exercise of Options.

To exercise an Option in whole or in part, a Participant (or, after such Participant’s death, such Participant’s executor or administrator) must give written notice to the Committee on a form acceptable to the Committee, stating the number of shares with respect to which such Participant intends to exercise the Option.  The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price.  The Committee may permit the Option Price to be paid in cash or shares of Common Stock held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price.  The Committee may also permit the Option Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of shares of Common Stock from the Common Stock otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the Option Price.  If a Participant pays the Option Price with shares of Common Stock which were received by the Participant upon exercise of an ISO, and such Common Stock has not been held by the Participant for at least the greater of:

(a)                                  two (2) years from the date the ISO was granted; or

(b)                                 one (1) year after the transfer of the shares of Common Stock to the Participant;

the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Code Section 422.

13.                                 Vesting.

13.01          Options.  A Participant may not exercise an Option until it has become vested.  The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date.

The following schedule applies to any Award of Options under this Plan unless the Committee establishes a different vesting schedule on the Award Date as set forth in the Agreement evidencing the Award:

Number of Months Since Award Date	Vested Percentage
fewer than 12 months	0%
at least 12 months, but less than 24 months	33 1/3%
at least 24 months, but less than 36 months	66 2/3%
36 months or more	100%

Notwithstanding the above schedule, except as provided below and unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, a Participant’s Awards shall become fully vested if a Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated due to: (i) retirement on or after such Participant’s sixty-fifth birthday; (ii) retirement on or after such Participant’s fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death.  Notwithstanding the foregoing, an Award to a member of the Board of Directors who is not an employee of the Company or its Subsidiaries shall become fully vested if the Participant ceases to be a member of the Board for any reason, other than removal from office by shareholders of the Company for Cause at a special meeting of the shareholders called for that purpose.  Vesting of an Award subject to performance criteria shall be made on a pro rata basis, based on performance to date and on the total number of days during the performance period before the termination in relation to the entire performance period.  Unless the Committee otherwise provides in the applicable agreement evidencing an Award or the preceding sentence of this Section or Section 13.03 applies, if a Participant’s employment with or service to the Company, a Subsidiary or an Affiliate terminates for any other reason, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.

A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary or Affiliate, or vice versa, or a leave of absence approved by the Participant’s employer.  A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary or Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries and Affiliates).

13.02          Restricted Stock, Restricted Stock Units and SARs.  The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock, Restricted Stock Units or SARs that is not associated with an ISO or NSO granted under the Plan to a Participant, and in the absence of such a vesting schedule set forth in the Agreement evidencing the Award, such Award shall vest in accordance with Section 13.01, except that no vesting in accordance with Section 13.01 shall operate to accelerate the time of payment in violation of Section 409A of the Code.

13.03          Effect of “Change of Control.”  Notwithstanding Sections 13.01 and 13.02 above, except as provided below and unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, immediately following a Change of Control, any Award issued to the Participant shall be fully vested and payment of all Awards shall be accelerated and paid within thirty (30) days following such Change of Control.  Payment of an Award subject to performance criteria shall be pro rated based on the performance from the Award Date to the date of the Change of Control.  The proration shall be based upon the method set forth in the agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the performance period prior to the Change of Control in relation to the total number of days during the performance period.

14.                                 Deferrals.

A Participant may elect to defer receipt of all or a portion of a Restricted Stock Unit, Stock Appreciation Right, or Performance Share Unit Award, subject to the rules listed below:

(a)                                  a deferral may be made for any amount of time, if the election is received by the Committee no later than the calendar year prior to the date of the grant of the applicable Award;

(b)                                 a deferral may be made no later than twelve (12) months before the portion of the Award vests, but payment must be deferred for at least five (5) years from the original payment date;

(c)                                  a Participant who first becomes eligible to participate in the Plan (or any other plan subject to the aggregation rules under Section 409A of the Code) may make a deferral for any amount of time, but such deferral must be made within the first thirty (30) days in which the Participant becomes eligible to participate and the deferral may only apply to compensation earned after the election is made;

(d)                                 a deferral may be made for any amount of time, but

(1)                                  such election must be made within thirty (30) days of the grant;

(2)                                  such election may only apply with respect to the portion of the Award whose vesting is contingent on the Participant performing services for at least an additional twelve (12) months from the date of election; and

(3)                                  such election may not be not effective until twelve (12) months from the date it is made; or

(e)                                  a deferral may be made for any amount of time up until six (6) months before the Award vests if the Award is for performance-based compensation (as determined under Section 409A of the Code) measured over a period of at least twelve (12) months and either

(1)                                  the amount of the compensation cannot be reasonably ascertained at the time of the election, or

(2)                                  the performance requirement is still not substantially certain to be met at the time of the election.

Notwithstanding any other provision of this Plan, a deferred Award shall be accelerated and paid out upon a Participant’s “separation from service” within the meaning of Section 409A of the Code or death, except that a Participant who is a “specified employee” under Section 409A of the Code shall have the payment of such Participant’s deferred Award delayed for an additional six months after his separation from service to the extent required by Section 2.02(e).

15.                                 Adjustments to Reflect Changes in Capital Structure.

15.01          Adjustments.  If there is any change in the corporate structure or shares of the Company, the Committee will make any appropriate adjustments, including, but not limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of shares of Common Stock with respect to which Awards may be granted under this Plan (including the maximum number of shares of Common Stock with respect to which Awards may be granted under this Plan in the aggregate and individually to any Participant during any calendar year as specified in Section 3) and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Option Price.  For the purposes of this Section 15, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, separation, reorganization, or liquidation (including a partial liquidation) and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

15.02          Cashouts.  Subject to the restrictions set forth in Section 15.03, in the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction, the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable, make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards for the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event; provided, however, in each case:

(a)                                  that with respect to any ISO no such adjustment may be made that would cause the Plan to violate Section 422 of the Code (or any successor provision); and

(b)                                 that with respect to any NSO or SAR no such adjustment may be made that would cause the NSO or SAR to provide for the deferral of compensation within the meaning of Section 409A of the Code (or any successor provision).

15.03          Repricing Prohibited.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

16.                                 Nontransferability of Awards.

16.01          ISOs.  ISOs are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.  During a Participant’s lifetime, such Participant’s ISOs may be exercised only by such Participant.

16.02          Awards Other Than ISOs.  All Awards granted pursuant to this Plan other than ISOs are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or in the Committee’s discretion after vesting.  With the approval of the Committee, a Participant may transfer an Award (other than an ISO) for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer.  The transfer of an Award pursuant to this Section 16 shall include a transfer of the right set forth in Section 21 hereof to consent to an amendment or revision of the Plan and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.  The provisions of this Section 16 shall not apply to any Common Stock issued pursuant to an Award for which all restrictions have lapsed and is fully vested.

17.                                 Rights as Stockholder.

No Common Stock may be delivered upon the exercise of any Option until full payment has been made.  A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Award until the date of the issuance of a stock certificate for the shares except as otherwise determined by the Committee and set forth in the agreement evidencing such Award.

18.                                 Withholding Taxes.

The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold shares of Common Stock at the minimum rate legally required, (ii) tendering back shares of Common Stock received in connection with such Award or (iii) delivering other previously acquired shares of Common Stock having a Fair Market Value approximately equal to the amount to be withheld.

19.                                 No Right to Employment.

Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company, its Subsidiaries, or an Affiliate, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

20.                                 Funding.

Except as provided with respect to Restricted Stock under Section 9, no provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets in a manner that would provide any Participant any rights that are greater than those of a general creditor of the Company, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund if such action would provide any Participant with any rights that are greater than those of a general creditor of the Company.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under applicable law.  However, the Company may establish a “Rabbi Trust” for purposes of securing the payment pursuant to or following a Change of Control provided the funding of such trust does not violate Section 409A(b)(3) of the Code.

21.                                 Amendment of the Plan.

The Board of Directors may from time to time amend or revise the terms of this Plan in whole or in part, subject to the following limitations:

(a)                                  no amendment may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, no such consent shall be required if the Committee determines in its sole and absolute discretion that the amendment or revision (i) is required or advisable in order for the

Company, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (ii) in connection with any transaction or event described in Section 15, is in the best interests of the Company or its stockholders.  The Committee may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence;

(b)                                 no amendment may increase the limitations on the number of shares set forth in Section 3, unless any such amendment is approved by the Company’s stockholders; and

(c)                                  no amendment may be made to the provisions of Section 4(c) relating to repricing unless such amendment is approved by the Company’s stockholders;

provided, however, that adjustments pursuant to Section 15.01 shall not be subject to the foregoing limitations of this Section 21.

22.                                 Conditions Upon Issuance of Shares.

An Option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option, and Restricted Stock, Restricted Stock Units, and Performance Share Units shall not be awarded until and unless the Award of Restricted Stock, Restricted Stock Units or Performance Share Units, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.                                 Dividends.

Unless otherwise specified in the agreement evidencing an Award, all Restricted Stock and Restricted Stock Unit Awards shall be entitled to dividends, even if not vested or the restrictions applicable thereto have not yet lapsed.  For all other Awards (except if specified otherwise in the agreement evidencing the Award), no dividends shall be paid unless and until Common Stock is issued under the Award, the Award is fully vested, and all restrictions upon the Award have lapsed or been waived.  If this Section 23 or the agreement evidencing an Award allows for the payment of dividends, all noncash dividends and distributions shall be subject to the same vesting and other restrictions applicable to the underlying Award.

24.                                 Substitution or Assumption of Awards by the Company.

The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an Award under the Plan in substitution of such other company’s award, or (ii) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan.  Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code).  In the event the Company elects to grant a new Award rather than assuming an existing option, such new Award may be granted with a similarly adjusted exercise price.

24.01          Participants Based Outside the United States.  In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder, provided, however, that the Committee may not make any subplan that (a) increases the limitations contained in Section 3, (b) increases the number of shares available under the Plan, as set forth in Section 3; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or causes the grant of any performance Award to fail to qualify for an income tax deduction pursuant to Section 162(m) of the Code.  Subject to the foregoing, the Committee may amend, modify, administer or terminate such subplans, and prescribe, amend and rescind rules and regulations relating to such subplans.

24.02          Forfeiture; Clawback.  The Committee may, in its sole discretion, specify in the applicable agreement evidencing an Award that any realized gain with respect to options or stock appreciation rights and any realized value with respect to other Awards shall be subject to forfeiture or clawback, in the event of (i) a Participant’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenants with respect to the Company or any of its Affiliates or (ii) a financial restatement that reduces the amount of bonus or incentive compensation previously awarded to a Participant that would have been earned had results been properly reported.

25.                                 Effective Date and Termination of Plan.

25.01          Effective Date.  This Plan is effective as of the date of its approval by the stockholders of the Company.  Awards may be made under this Plan prior to stockholder approval, but such Awards shall be conditioned on the approval of this Plan by stockholders of the Company.

25.02          Termination of the Plan.  The Plan will terminate ten (10) years after the date it is approved by the Board of Directors; provided, however, that the Board of Directors may terminate the Plan at any time prior thereto with respect to any shares that are not then subject to

Awards.  Termination of the Plan will not affect the rights and obligations of any Participant with respect to Awards granted before termination.